2018 Stock-Settled Restricted Stock Unit Grant Terms and Conditions for Select Key Employees
Pursuant to the Brunswick Corporation 2014 Stock Incentive Plan (the “Plan”)

Purpose
To encourage retention of key managers so as to support the execution of business strategies in order to encourage and reward the creation of sustainable, long-term shareholder value and achieve future goals.

Restricted Stock Units
Restricted Stock Units valued on the same basis as Brunswick Corporation (“Brunswick”) common stock (“Stock”) where one unit equals one share. Dividend equivalents will be reinvested in additional restricted stock units. There are no voting rights attached to restricted stock units.

Grant Date	____________, 2018
Award	____________ Restricted Stock Units.
Vesting
Restricted stock units will vest and be distributed as follows:
* Three years from the Grant Date, subject to continued employment;
* In the event of a Change in Control pursuant to which the award is effectively assumed or continued by the surviving or acquiring corporation and Brunswick terminates the Grantee's employment without Cause or the Grantee resigns for Good Reason (as defined below), all of the award will be vested and distributed within thirty (30) days following such termination of employment; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and (i) the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or (ii) the termination of employment occurred more than two years following the occurrence of the “change in control event,” then the vested award shall be distributed three years from the Grant Date;
* In the event of a Change in Control pursuant to which the award is not effectively assumed or continued by the surviving or acquiring corporation, the award shall vest and be distributed within thirty (30) days following the Change in Control; provided, however, if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or to the extent distribution would be impermissible under Internal Revenue Code Section 409A, then the vested award shall be distributed three years from the Grant Date; or
* On death or termination due to Permanent Disability.
* Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.

Termination of Employment
* Forfeiture of restricted stock units in the event employment terminates prior to vesting, except as described above with respect to termination in connection with a Change in Control or due to death or Permanent Disability.
* The restricted stock units shall be forfeited in their entirety upon any termination for Cause.

Tax Withholding	Tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.
Timing and Form of Distribution
Upon distribution, shares will be deposited to your brokerage account on record with Shareholder Services.

Distributions will occur as soon as practical, but no later than 2-½ months after the distribution date provided above (and, in no event later than March 15, 2022), except that if you are a “specified employee” (as such term is defined under Internal Revenue Code Section 409A) as of the date of your “separation from service” (as such term is defined under Internal Revenue Code Section 409A), then to the extent any amount to be distributed in connection with the settlement of the award is payable upon the Grantee’s “separation from service” and constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, the distribution will not be made before 6 months after separation from service (or, if earlier, death).

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

“Permanent Disability” means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this Agreement; (b) Brunswick’s failure to pay any portion of Grantee’s compensation when due or to include Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, Grantee with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); and (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below); provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than 60 days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within 30 days after receipt of such notice and (z) Grantee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof.

Additional Terms and Conditions
Whether a Reduction in Authority or Responsibility of the Grantee has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Grantee’s reporting relationship to another employee who is within the same reporting level (as that term is used in Brunswick’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Grantee’s business unit’s budget or a reduction in the Grantee’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

“Reduction in Authority or Responsibility” shall mean the assignment to the Grantee of any duties that are materially inconsistent in any respect with the Grantee’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment. It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

“Reduction in Compensation” shall mean (i) a reduction in the Grantee’s total annual compensation (defined as the sum of the Grantee’s base salary and target annual bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Grantee’s total annual compensation in effect immediately prior to such reduction, (ii) the elimination of any Brunswick incentive compensation plan in which Grantee is a participant without the adoption of a substantially comparable replacement plan, or (iii) the failure to provide Grantee with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Grantee immediately prior to the Change in Control.

“Business Relocation Beyond a Reasonable Commuting Distance” shall mean that, as a result of either a relocation of Brunswick or a reassignment of the Grantee, a change occurs in the Grantee’s principal work location to a location that (i) is more than fifty (50) highway miles from the Grantee’s principal work location immediately prior to the relocation, and (ii) increases the Grantee’s commuting distance in highway mileage.

“Cause” shall mean willful misconduct in the performance of duties.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

For questions and or a copy of the Prospectus, please contact:    Lesley Harling,
Shareholder Services
Brunswick Corporation
26125 N. Riverwoods Blvd.
Suite 500
Mettawa, Illinois 60045-4811
847-735-4294
lesley.harling@brunswick.com